FAM VARIABLE SERIES FUNDS, INC.

MERCURY GLOBAL GROWTH V.I. FUND

SERIES # 21

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
6/8/2005	China Shenhua Energy	$165,500	$3,063,500,000

China Intl Capital

Deutsche Bank

Merrill Lynch

BNP Paribas

ICEA Capital Ltd

CITIC Capital Markets

DBS Asia Capital

First Shanghai Securities

Guangdong Securities

South China Securities

Tai Fook Securities